SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)  AUGUST 14, 1996
                                                ---------------------------

                             THE CARE GROUP, INC.
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             (Exact name of registrant as specified in charter)

        DELAWARE                    0-17821                  11-2962027
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(State or other jurisdiction      (Commission               (IRS Employer
      of incorporation)           File Number)            Identification No.)

1 HOLLOW LANE, LAKE SUCCESS, NEW YORK, N.Y.                     11042
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(Address of principal executive offices)                      (Zip Code)

Registrant's telephone number, including area code  (516) 869-8383
                                                  -------------------------

                                     N.A.
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         (Former name or former address, if changed since last report.)

Item 5.  Other Events
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         See attached press release.


Exhibits
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10.1     Form of Subscription Agreement, dated August 14, 1996.
10.2     Form of Redeemable Common Stock Purchase Warrants.
20       Confidential Term Sheet dated, August 6, 1996.


                                SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        The Care Group, Inc.
                                        (Registrant)

                                        By: /s/ Randolph J. Mittasch
                                           -------------------------------------
                                           Name:   Randolph J. Mittasch
                                           Title:  Secretary

Dated:  August 21, 1996










NEWS
THE CARE GROUP, INC.
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One Hollow Lane, Suite 110, Lake Success, New York 11042--(516) 869-8383

                                        CONTACT:
                                        PAT CELLI-Chief Financial Officer
                                        (516) 869-8383

FOR IMMEDIATE RELEASE

                 THE CARE GROUP CLOSES FIRST STAGE OF FINANCING
         Reports $8.8 Million Non-cash Charge in Second Quarter of 1996
                New Board Members and Management Team Announced

LAKE SUCCESS, NY, August 14, 1996 - The Care Group, Inc. (NASDAQ:CARE) announced today that it has closed on the first stage of a private placement of units of Common Stock and Warrants. The Company sold 42 units at a price of $50,000 per unit. Each unit consists of 40,000 shares of Common Stock and a Stock Purchase Warrant to purchase up to 40,000 additional shares of common stock. The net proceeds to the Company, after expenses, were approximately $1,970,000. The Company will use the proceeds from the Private Placement to repay existing indebtedness and for general corporate purposes. The Company expects to place an additional 58 units, of gross proceeds of $2,600,000, upon receiving shareholder approval.

In connection with the Private Placement, John Pappajohn and Derace Lan Schaffer, M.D. have been appointed as members of the Company's Board of Directors. Ann Mittasch, Chairperson, said "We are extremely pleased that Mr. Pappajohn and Dr. Schaffer are joining our board as they bring a wealth of experience and a highly successful track record to The Care Group". Mr. Pappajohn is a leading health care investor and serves as a director of many public companies. Dr. Schaffer is a practicing radiologist and serves as Chairperson and President of the Ide Radiology Group. Ms. Mittasch also said that "a new management team is currently being formed to better capitalize on the outstanding reputation The Care Group has earned as a health care provider". She added "The members of this new management team are expected to be announced shortly".

The Company also announced today that it has evaluated certain of its goodwill and other assets and, as a result, will reduce such assets by a non-recurring charge to operations in the June quarter of approximately $3,500,000. In addition, as part of its previously announced restructuring plan, the Company has reevaluated its accounts receivable and has identified certain accounts that will be given to collection agencies for follow-up and they expect that the majority of such accounts will be written-off. THe Company recorded a non-cash charge of approximately $5,300,000 in June, of which approximately $4,500,000 was recorded as an allowance for doubtful accounts and approximately $800,000 represented direct write-offs.

The Company reported a net loss of $5,815,000 or $.70 per share on net revenues of $9,545,000 for the quarter ended June 30, 1996 as compared to net income of $328,000 or $.04 per share on net revenues of $11,899,000 for the same quarter last year.





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Care Group--Page 2

For the six months ended June 30, 1996, the Company reported a net loss of $5,754,000 of $.68 per share on net revenues of $19,188,000 versus net income of $469,000 or $.06 per share on net revenues of $24,486,000 for the six months ended June 30, 1995.

The revenue reduction related to the increasing effect of managed care as well as the decrease in patient population in our New York and Dallas offices. The net loss was primarily due to the write-offs mentioned above.

The Care Group is a leading full service provider of alternate site health care that includes mail order pharmaceuticals and medical supplies, home medical equipment, patient services, nursing, paraprofessionals and infusion therapy. The Care Group's branch offices are located in New York City and Nassau County, NY; Houston, Dallas and Austin, TX; Los Angeles, CA; and Roswell and Marietta, GA.

                            SELECTED FINANCIAL DATA

                                 000's Omitted
                           Except For Per Share Data

                          Three Months Ended               Six Months Ended
                                June 30                         June 30
                          ------------------              -------------------
                          1996            1995            1996           1995
                          ----            ----            ----           ----

Net Revenues            $ 9,545         $11,900         $19,188         $24,486
Net Income              $(5,815)        $   328         $(5,754)        $   469
Net Income Per Share    $  (.70)        $   .04         $  (.68)        $   .06
Weighted Average
  Common and Common
  Equivalent Shares
  Outstanding             8,311           8,414           8,463           8,402

This press release contains forward-looking statements. All forward-looking statements involve risk and uncertainties, including, without limitations, the risks detailed in the Company's filings and reports with the Securities and Exchange Commission. Such statements are only predictions and actual events or results may differ materially.